Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	t 303-858-8358 f 303-858-8431 gevo.com

Gevo Reports Third Quarter 2021 Financial Results

Gevo to Host Conference Call Today at 4:30 p.m. EST/2:30 p.m. MST

ENGLEWOOD, Colo. – November 10, 2021 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the third quarter of 2021 and recent corporate highlights.

Recent Corporate Highlights

●

On October 25, 2021, Gevo announced that it signed a memorandum of understanding (“MoU”) with Archer-Daniels-Midland Company (“ADM”) to support the production of sustainable aviation fuel (“SAF”) and other low carbon-footprint hydrocarbon fuels. The MoU contemplates the production of both ethanol and isobutanol that would then be transformed into renewable low carbon-footprint hydrocarbons using Gevo’s processing technology and capabilities.

●

On October 12, 2021, Gevo announced that it entered into an agreement with Axens North America, Inc. (“Axens”) that establishes a strategic alliance aimed at accelerating the commercialization of sustainable ethanol-to-jet projects in the United States. The production technology to convert ethanol to hydrocarbons has been exclusively licensed to Gevo in the United States by Axens and incorporates more than 60 patents, as well as proprietary production technology and know-how.

●	On October 7, 2021, Gevo announced that it engaged Kiewit Energy Group Inc. to lead the Front End Engineering Design (“FEED”) effort for its Net-Zero 1 Project in Lake Preston, South Dakota.

●

On September 23, 2021, Gevo announced that it entered into an asset purchase agreement with Butamax Advanced Biofuels LLC (“Butamax”) and its affiliate, Danisco US Inc., to acquire certain patents, leaving Gevo as the only entity with full rights to sublicense the entire Gevo/Butamax isobutanol and isobutanol derivatives patent estate in the fields of fuels, isooctane, industrial chemicals, isobutylene, oligomerized isobutylene, and para-xylene.

●

On September 9, 2021, Gevo announced that it signed a letter of intent with Chevron U.S.A. Inc. (“Chevron”), a subsidiary to Chevron Corporation, to jointly invest in building and operating one or more new facilities that would process inedible corn to produce sustainable aviation fuel, which can lower the lifecycle carbon intensity of fuels used in the aviation industry.

2021 Third Quarter Financial Highlights

●	Ended the quarter with cash, cash equivalents, restricted cash and marketable securities of $522.4 million compared to $567.2 million as of the end Q2 2021

●	Revenue of $0.1 million for the quarter compared to $0.2 million in Q3 2020

●	Loss from operations of ($14.7) million for the quarter compared to ($6.1) million in Q3 2020

●	Non-GAAP cash EBITDA loss[1] of ($9.3) million for the quarter compared to ($4.0) million in Q3 2020

●	Net loss per share of ($0.07) for the quarter compared to ($0.09) in Q3 2020

●	Non-GAAP adjusted net loss per share[2] of ($0.07) for the quarter compared to ($0.08) in Q3 2020

Commenting on the third quarter of 2021 and recent corporate events, Dr. Patrick R. Gruber, Gevo’s Chief Executive Officer, said “We’ve made great progress; the pieces are coming together. We are seeing demand for our products increase and we are establishing alliances that, we expect, will help us accelerate growth beyond our Net-Zero 1 project. We are pleased that Net-Zero 1 appears to be on track, too. Overall, a very good quarter.”

Third Quarter 2021 Financial Results

Revenue for the three months ended September 30, 2021 was $0.1 million compared with $0.2 million in the same period in 2020.

During the three months ended September 30, 2021, hydrocarbon revenue was $0.1 million, approximately the same as during the three months ended September 30, 2020. Gevo’s hydrocarbon revenue is comprised of sales of sustainable aviation fuel and renewable premium gasoline.

During the three months ended September 30, 2021 and 2020, no significant revenue was derived at Gevo’s production facility in Luverne, Minnesota (the “Luverne Facility”) related to ethanol sales and related products.

As a result of COVID-19 and in response to an unfavorable commodity environment, Gevo terminated its production of ethanol and distiller grains in March 2020. As previously announced, the Luverne Facility is currently producing isobutanol that will be used as a feedstock for us to produce SAF and renewable premium gasoline to fulfill existing sales contracts. We also expect to utilize some of the isobutanol produced to develop certain isobutanol specialty markets. These renewable hydrocarbons will be produced at Gevo’s demonstration plant at the South Hampton Resources, Inc. facility in Silsbee, Texas (the “South Hampton Facility”).

1 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

2 Adjusted net loss per share is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss per share. A reconciliation of adjusted net loss per share to GAAP net loss per share is provided in the financial statement tables following this release.

Cost of goods sold was $3.5 million for the three months ended September 30, 2021, compared with $2.3 million in the same period in 2020. We began producing isobutanol during the three months ended September 30,2021. Cost of goods sold included $2.3 million associated with the maintenance of the Luverne and South Hampton Facilities and approximately $1.2 million in depreciation expense for the three months ended September 30, 2021.

Gross loss was ($3.3) million for the three months ended September 30, 2021, compared with a ($2.1) million gross loss in the same period in 2020.

Research and development expense increased by approximately $0.7 million during the three months ended September 30, 2021, compared with the three months ended September 30, 2020, due primarily to an increase in personnel costs related to increased headcount and stock-based compensation and consulting expenses as we work to improve our process for growing and fermenting yeast strains.

Selling, general and administrative expense increased by approximately $6.4 million during the three months ended September 30, 2021, compared with the three months ended September 30, 2020, due primarily to increases in personnel costs related to increased headcount and stock-based compensation, increased professional fees, higher costs for insurance and increased consulting fees related to documenting our compliance with Section 404(b) of the Sarbanes-Oxley Act.

Preliminary stage project costs related to our renewable natural gas (“RNG”) and Net-Zero projects were approximately the same during the three months ended September 30, 2021 as they were for the three months ended September 30, 2020. During the three months ended September 30, 2021, the preliminary stage project costs were primarily related to consulting for preliminary engineering costs and for personnel expenses to support the growth in business activity at our Net-Zero projects. During the three months ended September 30, 2020, the preliminary stage project costs were primarily related to consulting for preliminary engineering costs and for personnel expenses to support the growth in business activity at our RNG project. During the three months ended September 30, 2021, we began capitalizing our Net-Zero 1 project costs after completing certain front-end engineering studies and determining it was probable that we would build Net-Zero 1 in Lake Preston, SD.

Loss from operations in the three months ended September 30, 2021 was ($14.7) million, compared with a ($6.1) million loss from operations in the same period in 2020.

Non-GAAP cash EBITDA loss3 in the three months ended September 30, 2021 was ($9.3) million, compared with a ($3.9) million non-GAAP cash EBITDA loss in the same period in 2020.

3 Cash EBITDA loss is a non-GAAP measure calculated by adding back depreciation and amortization and non-cash stock-based compensation to GAAP loss from operations. A reconciliation of cash EBITDA loss to GAAP loss from operations is provided in the financial statement tables following this release.

Interest expense decreased by $0.4 million in the three months ended September 30, 2021 as compared to the same period in 2020, due to the conversion of all Gevo’s 12% convertible senior secured notes due 2020/2021 to common stock during 2020.

Other income during the three months ended September 30, 2021 was $0.4 million, an increase of $0.4 million compared to the three months ended September 30, 2020, primarily due to income received on marketable securities and restricted cash.

Gevo incurred a net loss for the three months ended September 30, 2021 of ($14.4) million, compared with a net loss of ($6.8) million during the same period in 2020. Non-GAAP adjusted net loss4 for the three months ended September 30, 2021 was ($14.4) million, compared with a non-GAAP adjusted net loss of ($6.5) million during the same period in 2020.

Cash, cash equivalents, restricted cash and marketable securities at September 30, 2021 totaled $522.4 million compared to $567.2 million as of the end Q2 2021.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EST (2:30 p.m. MST) will be Dr. Patrick R. Gruber, Chief Executive Officer, L. Lynn Smull, Chief Financial Officer, Dr. Paul Bloom, Chief Carbon and Innovation Officer, and Geoffrey T. Williams, Jr., Vice President - General Counsel & Secretary. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1 (833) 729-4776 (inside the U.S.) or 1 (830) 213-7701 (outside the U.S.) and reference the access code 4248806# or through the event weblink https://edge.media-server.com/mmc/p/j9mothsa.

A replay of the call and webcast will be available two hours after the conference call ends on November 10, 2021. To access the replay, please dial 1 (855) 859-2056 (inside the U.S.) or 1 (404) 537-3406 (outside the U.S.) and reference the access code 4248806#. The archived webcast will be available in the Investor Relations section of Gevo’s website at www.gevo.com.

4 Adjusted net loss is a non-GAAP measure calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives, to GAAP net loss. A reconciliation of adjusted net loss to GAAP net loss is provided in the financial statement tables following this release.

About Gevo

Gevo’s mission is to transform renewable energy and carbon into energy-dense liquid hydrocarbons. These liquid hydrocarbons can be used for drop-in transportation fuels such as gasoline, jet fuel, and diesel fuel, that when burned have potential to yield net-zero greenhouse gas emissions when measured across the full lifecycle of the products. Gevo uses low-carbon renewable resource-based carbohydrates as raw materials, and is in an advanced state of developing renewable electricity and renewable natural gas for use in production processes, resulting in low-carbon fuels with substantially reduced carbon intensity (the level of greenhouse gas emissions compared to standard petroleum fossil-based fuels across their lifecycle). Gevo’s products perform as well or better than traditional fossil-based fuels in infrastructure and engines, but with substantially reduced greenhouse gas emissions. In addition to addressing the problems of fuels, Gevo’s technology also enables certain plastics, such as polyester, to be made with more sustainable ingredients. Gevo’s ability to penetrate the growing low-carbon fuels market depends on the price of oil and the value of abating carbon emissions that would otherwise increase greenhouse gas emissions. Gevo believes that its proven, patented, technology enabling the use of a variety of low-carbon sustainable feedstocks to produce price-competitive low carbon products such as gasoline components, jet fuel, and diesel fuel yields the potential to generate project and corporate returns that justify the build-out of a multi-billion-dollar business.

Gevo believes that Argonne National Laboratory GREET model is the best available standard of scientific based measurement for life cycle inventory or LCI.

Learn more at Gevo’s website: www.gevo.com

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s business development activities, Gevo’s Net-Zero Projects, Gevo’s RNG Project, Gevo’s ability to consummate the transactions with ADM, Axens and/or Chevron, the engineering and design work for the Net-Zero 1 Project, Gevo’s ability to the commercialize sustainable ethanol-to-jet projects, Gevo’s offtake agreements, Gevo’s plans to develop its business, Gevo’s ability to successfully construct and finance its operations and growth projects, Gevo’s ability to achieve cash flow from its planned projects, the ability of Gevo’s products to contribute to lower greenhouse gas emissions, particulate and sulfur pollution and other statements that are not purely statements of historical fact. These forward-looking statements are made based on the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2020 and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA loss excludes depreciation and amortization and non-cash stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives. Management believes these measures are useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Balance Sheets Information

(Unaudited, in thousands, except share and per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$16,201	$78,338
Marketable securities (current)	285,236	-
Restricted cash (current)	49,804	-
Accounts receivable, net	513	527
Inventories	2,341	2,491
Prepaid expenses and other current assets	7,243	1,914
Total current assets	361,338	83,270

Property, plant and equipment, net	102,163	66,408
Long-term marketable securities	101,003	-
Long-term restricted cash	70,168	-
Operating right-of-use assets	1,591	133
Financing right-of-use assets	27,665	176
Intangible assets, net	9,098	114
Deposits and other assets	2,329	1,998
Total assets	$675,355	$152,099

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$24,582	$3,943
Operating lease liabilities (current)	-	172
Finance lease liabilities (current)	2,727	10
Loans payable – other (current)	165	807
Total current liabilities	27,474	4,932

2021 Bonds payable (long-term)	66,303	-
Loans payable – other (long-term)	357	447
Operating lease liabilities (long-term)	1,732	-
Financing lease liabilities (long-term)	19,598	162
Other long-term liabilities	91	179
Total liabilities	115,555	5,720

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 201,879,978 and 128,138,311 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively.	2,019	1,282
Additional paid-in capital	1,098,939	643,269
Accumulated other comprehensive loss	(296)	-
Accumulated deficit	(540,862)	(498,172)
Total stockholders' equity	559,800	146,379
Total liabilities and stockholders' equity	$675,355	$152,099

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue and cost of goods sold
Ethanol sales and related products, net	$16	$21	$16	$3,804
Hydrocarbon revenue	104	101	463	1,085
Other revenue	22	70	178	116
Total revenues	142	192	657	5,005

Cost of goods sold	3,482	2,260	8,270	13,043

Gross loss	(3,340)	(2,068)	(7,613)	(8,038)

Operating expenses
Research and development expense	1,541	870	4,323	2,127
Selling, general and administrative expense	9,335	2,892	18,027	8,179
Preliminary stage project costs	313	323	8,512	700
Loss on disposal of assets	183	-	5,137	38
Restructuring expenses	-	(50)	-	254
Total operating expenses	11,372	4,035	35,999	11,298

Loss from operations	(14,712)	(6,103)	(43,612)	(19,336)

Other income (expense)
Gain on forgiveness of SBA loan	-	-	641	-
Interest Expense	(67)	(473)	(78)	(1,559)
(Loss) on modification of 2020 Notes	-	-	-	(726)
(Loss) on conversion of 2020/21 Notes to common stock	-	(543)	-	(543)
Gain (loss) from change in fair value of derivative warrant liability	6	-	(4)	8
Gain (loss) from change in fair value of 2020/21 Notes embedded derivative liability	-	247	-	(29)
Other income (expense), net	393	36	363	53
Total other income (expense), net	332	(733)	922	(2,796)

Net loss	$(14,380)	$(6,836)	$(42,690)	$(22,132)

Net loss per share - basic and diluted	$(0.07)	$(0.09)	$(0.22)	$(0.62)
Weighted-average number of common shares outstanding - basic and diluted	199,341,519	77,049,896	193,739,605	35,682,792

Gevo, Inc.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net loss	$(14,380)	$(6,836)	$(42,690)	$(22,132)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net of tax	45	-	(262)	-
Adjustment for net (loss) realized and included in net income	(34)	-	(34)	-
Total change in unrealized gain (loss) on marketable debt securities	11	-	(296)	-

Comprehensive loss	$(14,369)	$(6,836)	$(42,986)	$(22,132)

Gevo, Inc.

Condensed Consolidated Statements of Stockholders’ Equity Information

(Unaudited, in thousands, except share amounts)

	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Loss	Deficit	Equity

Balance, June 30, 2021	197,964,476	$1,980	$1,100,932	$(307)	$(526,482)	$576,123

Issuance of common stock and common stock warrants, net of issuance costs	-	-	(162)	-	-	(162)
Non-cash stock-based compensation	-	-	1,880	-	-	1,880
Issuance of common stock under stock plans, net of taxes	3,915,502	39	(3,711)	-	-	(3,672)
Other comprehensive income	-	-	-	11	-	11
Net loss	-	-	-	-	(14,380)	(14,380)

Balance, September 30, 2021	201,879,978	$2,019	$1,098,939	$(296)	$(540,862)	$559,800

Balance, December 31, 2020	128,138,311	$1,282	$643,269	$-	$(498,172)	$146,379

Issuance of common stock, net of issue costs	68,170,579	682	456,801	-	-	457,483
Issuance of common stock upon exercise of warrants	1,866,758	18	1,103	-	-	1,121
Non-cash stock-based compensation	-	-	3,300	-	-	3,300
Issuance of common stock under stock plans, net of taxes	3,704,330	37	(5,534)	-	-	(5,497)
Other comprehensive loss	-	-	-	(296)	-	(296)
Net loss	-	-	-	-	(42,690)	(42,690)

Balance, September 30, 2021	201,879,978	$2,019	$1,098,939	$(296)	$(540,862)	$559,800

Balance, June 30, 2020	15,514,098	$154	$533,015	$-	$(473,282)	$59,887

Issuance of common stock and common stock warrants, net of issue costs	42,772,687	428	61,265	-	-	61,693
Issuance of common stock upon exercise of warrants	52,953,400	530	16,117	-	-	16,647
Issuance of common stock upon conversion of 2020/21 Notes	4,169,426	42	2,441			2,483
Issuance of common stock in exchange for services rendered	101,730	1	93			94
Non-cash stock-based compensation	-	-	642	-	-	642
Issuance of common stock under stock plans, net of taxes	4,066,862	41	(62)	-	-	(21)
Net loss	-	-	-	-	(6,836)	(6,836)

Balance, September 30, 2020	119,578,203	$1,196	$613,511	$-	$(480,118)	$134,589

Balance, December 31, 2019	14,083,232	$141	$530,349	$-	$(457,986)	$72,504

Issuance of common stock and common stock warrants, net of issue costs	44,115,808	441	63,405	-	-	63,846
Issuance of common stock upon exercise of warrants	52,953,400	530	16,117	-	-	16,647
Issuance of common stock upon conversion of 2020/21 Notes	4,169,426	42	2,441			2,483
Issuance of common stock in exchange for services rendered	101,730	1	93			94
Non-cash stock-based compensation	-	-	1,475	-	-	1,475
Issuance of common stock under stock plans, net of taxes	4,154,607	41	(369)	-	-	(328)
Net loss	-	-	-	-	(22,132)	(22,132)

Balance, September 30, 2020	119,578,203	$1,196	$613,511	$-	$(480,118)	$134,589

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Activities
Net loss	$(14,380)	$(6,836)	$(42,690)	$(22,132)
Adjustments to reconcile net loss to net cash used in operating activities:
(Gain) loss from change in fair value of derivative warrant liability	(6)	-	4	(8)
(Gain) loss from change in fair value of 2020/21 Notes embedded derivative liability	-	(247)	-	29
Loss on conversion of 2020/21 Notes to common stock	-	543	-	543
Loss on disposal of assets	183	-	5,137	38
(Gain) on forgiveness of SBA Loans	-	-	(641)	-
Stock-based compensation	4,206	674	5,823	1,347
Depreciation and amortization	1,200	1,476	3,572	4,754
Non-cash lease expense	65	16	7	45
Non-cash interest expense	63	213	65	606
Other non-cash expenses	-	-	5	-
Changes in operating assets and liabilities:
Accounts receivable	334	376	14	765
Inventories	(125)	(71)	150	650
Prepaid expenses and other current assets, deposits and other assets	(1,321)	(777)	(4,463)	(613)
Accounts payable, accrued expenses and long-term liabilities	556	870	4,324	(605)
Net cash used in operating activities	(9,225)	(3,763)	(28,693)	(14,581)

Investing Activities
Acquisitions of property, plant and equipment	(16,788)	(149)	(30,955)	(1,756)
Acquisition of patent portfolio	(9,000)	-	(9,000)	-
Proceeds from sale of marketable securities	34,332	-	34,332	-
Purchase of marketable securities	-	-	(422,362)	-
Net cash used in investing activities	8,544	(149)	(427,985)	(1,756)

Financing Activities
Proceeds from issuance of 2021 Bonds	-	-	68,995	-
Debt and equity offering costs	(162)	(6,055)	(34,919)	(6,170)
Proceeds from issuance of common stock and common stock warrants	-	67,714	487,549	69,985
Proceeds from the exercise of warrants	-	16,647	1,119	16,647
Net settlement of common stock under stock plans	(5,137)	(21)	(5,137)	(331)
Payment of loans payable - other	(45)	(89)	(98)	(481)
Payment of finance lease liabilities	(2,996)	-	(2,996)	-
Proceeds from SBA Loans	-	-	-	1,006
Net cash provided by financing activities	(8,340)	78,196	514,513	80,656

Net increase (decrease) in cash and cash equivalents	(9,021)	74,284	57,835	64,319

Cash, cash equivalents and restricted cash
Beginning of period	145,194	6,337	78,338	16,302
End of period	$136,173	$80,621	$136,173	$80,621

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Non-GAAP Cash EBITDA:
Loss from operations	$(14,712)	$(6,103)	$(43,612)	$(19,336)
Depreciation and amortization	1,200	1,476	3,572	4,754
Stock-based compensation	4,206	674	5,823	1,347
Non-GAAP cash EBITDA	$(9,306)	$(3,953)	$(34,217)	$(13,235)

Non-GAAP Adjusted Net Loss:
Net Loss	$(14,380)	$(6,836)	$(42,690)	$(22,132)
Adjustments:
(Loss) on conversion of 2020/21 Notes to common stock	-	(543)	-	(543)
Gain (loss) from change in fair value of derivative warrant liability	6	-	(4)	8
(Loss) from change in fair value of 2020/21 Notes embedded derivative liability	-	247	-	(29)
Total adjustments	6	(296)	(4)	(564)
Non-GAAP Net Income (Loss)	$(14,386)	$(6,540)	$(42,686)	$(21,568)
Non-GAAP adjusted net loss per share - basic and diluted	$(0.07)	$(0.08)	$(0.22)	$(0.60)
Weighted-average number of common shares outstanding - basic and diluted	199,341,519	77,049,896	193,739,605	35,682,794

Investor and Media Contact

+1 720-647-9605

IR@gevo.com